Exhibit 99.18

The Directors

Fyffes plc

29 North Anne Street

Dublin 7

Ireland

October 8, 2014

Consent of Lazard & Co., Limited

We hereby consent to the inclusion of our letter to the Irish Takeover Panel, dated as of March 3 2014, as Exhibit 99.19 to Post-Effective Amendment No. 3 to the Registration Statement on Form S-4 of ChiquitaFyffes Limited filed with the Securities and Exchange Commission on October 8, 2014 (the “Registration Statement”) and to the descriptions of our advice to the Fyffes plc board of directors pursuant to Rule 3 of the Irish Takeover Rules included under the captions “Update to The Combination—Update to Recommendation of the Fyffes Board of Directors and Fyffes Reasons for the Combination” and “Update to The Combination—Update to Advice of Fyffes Financial Advisor Pursuant to Rule 3 of the Irish Takeover Rules”. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

/s/ Aamir Khan

LAZARD & CO., LIMITED

By: Aamir Khan